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                                                                   EXHIBIT 10.23

March 24, 2000

Mr. Ronald H. Bissinger
c/o Lexar Media, Inc.
47421 Bayside Parkway
Fremont, CA 94538

     Re:  Your Employment with Lexar Media, Inc.

Dear Ron:

This letter will set forth the binding agreement of employment (the "Agreement"), effective as of March 24, 2000 (the "Effective Date"), between you
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and LEXAR MEDIA, Inc., a Delaware Corporation ("LEXAR MEDIA").
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1.   Employment and Duties  During the Employment Term, as defined in Section 3 below, you will serve as Vice President, Chief Financial Officer of LEXAR MEDIA. You will have such duties and authority as are customary for, and commensurate with such position, and such other reasonable duties and authority as the Board of Directors of LEXAR MEDIA (the "Board") or the Chief Executive Officer of LEXAR MEDIA prescribes from time to time.

2.   COMPENSATION

     (a) Salary For your services hereunder, LEXAR MEDIA will pay as salary to you the amount of $165,000 per year during the Employment Term, as defined in
Section 3 below. Such salary will be paid in conformity with LEXAR MEDIA's normal payroll period. Your salary will be reviewed by the Board or the Chief Executive Officer from time to time at their discretion, and you will receive such salary increases, if any, as they in their sole discretion determines. For purposes of this Agreement, your salary shall include any increases approved by either the Board or the Chief Executive Officer.

     (b) Bonus In addition to the salary set forth in Section 2(a) hereof, you will be eligible for an annual bonus pursuant to a formula, and determined in accordance with criteria, in each case to be established by the Board of Directors and/or its Compensation Committee, which formula and criteria will be communicated to you in writing reasonably in advance of the commencement of the performance period to which such bonus will relate.

     (c) Other Benefits You will be entitled to participate in and receive benefits under LEXAR MEDIA's standard LEXAR MEDIA benefits plans as in effect from time to time, including medical insurance, sick leave, and vacation time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and LEXAR MEDIA policies.

     (d) Expenses During the term of your employment hereunder, you will be entitled to receive prompt reimbursement from the LEXAR MEDIA for all reasonable
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business-related expenses incurred by you, in accordance with LEXAR MEDIA's policies and procedures as in effect from time to time, provided that you will properly account for such business expenses in accordance with LEXAR MEDIA's policy.

     (e) Deductions and Withholding All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by you and any deductions and withholdings required by law.

3.   TERM OF EMPLOYMENT

     (a) Term This Agreement will continue in full force and effect from and including the Effective Date unless sooner terminated as hereinafter provided (the "Employment Term") or replaced by another such agreement as may be mutually
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agreed upon in writing by all parties.

     (b) Involuntary Termination Your employment with LEXAR MEDIA under this Agreement may be terminated by LEXAR MEDIA at any time during the Employment Term by the Board, for any reason and with or without cause, upon delivery of written notice by LEXAR MEDIA. LEXAR MEDIA is not required to give you any advance notice of termination which, in the sole discretion of LEXAR MEDIA, may be effective immediately upon delivery of written notice to you.

     (c) Voluntary Termination You may terminate this Agreement at any time by giving LEXAR MEDIA written notice of your resignation at least 30 days in advance; provided, however, that the Board may determine upon receipt of such notice that the effective date of such resignation will be immediate or some time prior to the expiration of the notice period stated in your written notice to LEXAR MEDIA.

     (d) Termination for Cause Prior to the expiration of the Employment Term, your employment may be terminated for Cause by the Board, immediately upon delivery of termination notice thereof to you. For these purposes, termination for "Cause" will include, without limitation, termination because of your (a)
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failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company; (b) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;
(c) dishonest conduct or a deliberate attempt to do an injury to the Company;
(d) material breach of a term of this Agreement or the Employee Invention Assignment and Confidentiality Agreement, including, without limitation, Employee's theft of the Company's proprietary information; or (e) an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

     (e) Termination Due to Death or Disability Your employment hereunder will terminate immediately upon your death. In the event that by reason of injury, illness or other physical or mental impairment you are (i) completely unable to perform your services hereunder for more than three consecutive months, or (ii) unable in the good faith judgment of the Board to perform your services
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hereunder for 50% or more of the normal working day throughout six consecutive months, then LEXAR MEDIA may terminate your employment hereunder at the end of such three-month or six-month period, as applicable, by delivery to you of written notice of such termination.

4. PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT IN THE ABSENCE OF A CORPORATE TRANSACTION

     (a) Termination For Cause, Death or Disability Upon termination of your employment by LEXAR MEDIA under Section 3(d) or Section 3(e) above, but subject to the provisions of Section 5 below, all salary and benefits hereunder will cease immediately; provided that, in the event of termination under Section 3(e) all stock options granted shall be vested immediately in full and shall be fully exercisable within 90 days following such a termination. In addition, LEXAR shall exercise its Repurchase Right as defined in Section D of your Stock Purchase Agreement with LEXAR MEDIA, INC. dated December 27, 1999 notwithstanding any provision in such Stock Purchase Agreement to the contrary.

     (b) Voluntary Termination Upon termination of your employment by LEXAR MEDIA under Section 3(c) above, but subject to the provisions of Section 5 below, all salary and benefits hereunder will cease immediately. Should termination occur under Section 3(c) above, you will receive an additional twelve (12) months of vesting of any stock options granted to you by LEXAR, followed by a 90 day period during which such options may be exercised. In addition, LEXAR shall exercise its Repurchase Right as defined in Section D of your Stock Purchase Agreement with LEXAR MEDIA, INC. dated December 27, 1999 notwithstanding any provision in such Stock Purchase Agreement to the contrary.

     (c) Involuntary Termination Except as provided in Section 5 below, following involuntary termination of your employment by LEXAR MEDIA under
Section 3(b) above, you will receive:

          (i) Your salary (including any increases approved by the CEO or the Board) continued at the rate specified in Section 2(a) above for six (6) months;

          (ii) Medical insurance and life insurance at the levels in effect at the time of termination for six (6) months;

          (iii) Your annual target bonus as determined in section 2(b) above, prorated up to the date of termination for the period during which you were eligible for any such bonus;

          (iv) An additional twelve (12) months of vesting of any stock options granted to you by LEXAR, followed by a 90 day period during which such options may be exercised.
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          (v)   No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein.

In addition, LEXAR shall exercise its Repurchase Right as defined in Section D of your Stock Purchase Agreement with LEXAR MEDIA, INC. dated December 27, 1999 notwithstanding any provision in such Stock Purchase Agreement to the contrary.

5. PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT FOLLOWING A CORPORATE TRANSACTION

     (a)  Definitions  For purposes of this Section 5:

          (i)   A "Corporate Transaction" is defined as (A) a merger or
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acquisition in which the Company is not the surviving entity (except for a merger of the Company into a wholly-owned subsidiary, and except for a transaction the purpose of which is to change the State in which the Company is incorporated), (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (C) any other corporate reorganization or business combination, and in which the beneficial ownership of 50% or more of the Company's outstanding voting stock is transferred.

          (ii)  The "Post-Transaction Period" is defined as commencing on the
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date of the closing or effectiveness of a Corporate Transaction the period

          (iii) A "Constructive Termination Event" will be deemed to have
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occurred at LEXAR MEDIA's close of business on the fourteenth (14th) day after any of the following action(s) are taken by LEXAR MEDIA and such action(s) is not reversed in full by LEXAR MEDIA within such fourteen-day period unless prior to the expiration of such fourteen-day period you have otherwise agreed to the specific relevant event in writing: (A) your aggregate benefits are materially reduced (as such reduction and materiality are determined by customary practice within the high technology industry within the State of California) below those in effect immediately prior to the effective date of such Constructive Termination Event, and/or (B) your duties and/or authority are materially decreased or increased from those in effect immediately prior to such Constructive Termination Event, in a way that is adverse to you, as determined by customary practice within the high technology industry within the State of California, such duties and authority including but not limited to (1) signing corporate filings to the SEC as an officer of the surviving entity; (2) reporting into the Chief Executive Officer of the surviving entity; (3) full responsibility for the external auditor relationship of the surviving entity;
(4) full management responsibility for the accounting and finance functions of the surviving entity; and/or (C) you are required to perform your employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination Event) at a location more than twenty-five (25) miles away from your principal place of work for LEXAR MEDIA as such place of work was in effect immediately prior to the effective date of such Constructive Termination Event.
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     (1)  Severance Pay For Termination After Commencement of the Post
Transaction Period If at any time after the commencement of the Post Transaction Period your employment is terminated by LEXAR MEDIA except for Cause, Death or Disability as stated in Sections 3(c) and 3(d) above, or if a Constructive Termination Event as defined above occurs and you voluntarily terminate your employment, then you will receive:

          (i) Your salary (including any increases approved by the Chief Executive Officer or the Board) continued at the rate specified in Section 2(a) above for twelve (12) months;

          (ii) Medical insurance and life insurance at the levels in effect at the time of termination for twelve (12) months;

          (iii) Your annual target bonus as determined in section 2(b) above, prorated up to the date of termination for the period during which you were eligible for any such bonus;

          (iv) All stock options which have been granted to you as of the date of such occurrence shall become 100% vested and shall be exercisable pursuant to the terms of your stock option agreement. In addition to the accelerated vesting of existing stock options, continued vesting of any stock options granted to you after the commencement of the Post Transaction Period for twelve (12) months, followed by a 90 day period during which such options may be exercised.

          (v) No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein.

          (vi) In addition, LEXAR shall exercise its Repurchase Right as defined in Section D of your Stock Purchase Agreement with LEXAR MEDIA, INC. dated December 27, 1999 notwithstanding any provision in such Stock Purchase Agreement to the contrary.

          (c) Cooperation After any such termination of your employment, except to the extent you are not able to do so by reason of your death or disability, you will cooperate with LEXAR MEDIA in providing for the orderly transition of your duties and responsibilities to other individuals, as is reasonably requested by LEXAR MEDIA.

6. PROPRIETARY RIGHTS You hereby acknowledge and confirm that you have executed the Company's standard Employee Invention Assignment and Confidentiality Agreement with the Company, which agreement is in full force and effect. The provisions of such agreement will survive any termination or expiration of this Agreement.

7. MISCELLANEOUS This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes
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any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby and may only be modified by an agreement in writing signed by LEXAR MEDIA and you, and which states the intent of the parties to amend this Agreement. If any provision of this Agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this Agreement will not be affected thereby and will be enforced to the fullest extent permitted by law. Neither this Agreement nor the rights or obligations hereunder will be assignable by you. LEXAR MEDIA may assign this Agreement to any successor of LEXAR MEDIA, and upon such assignment any such successor will be deemed substituted for LEXAR MEDIA upon the terms and subject to the conditions hereof. This Agreement will be binding upon the successors and assigns of the parties hereof and upon your heirs, executors and administrators. This Agreement has been negotiated and executed in, and will be governed by and construed with the laws of, the State of California. Any notice, request, demand or other communication required or permitted hereunder will be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to LEXAR MEDIA at the address shown at the beginning of this letter, or to you at the address shown below, or by facsimile upon confirmation of receipt. Each party hereto may change its address by written notice in accordance with this Section 8.


                                   Sincerely,


                                   _______________________________________
                                   John Reimer
                                   President and Chief Executive Officer


ACCEPTED AND AGREED:


__________________________________
Ronald H. Bissinger

Date signed:  ____________________